Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel 415-773-5700 fax 415-773-5759 WWW.ORRICK.COM

February 17, 2011

FormFactor, Inc.

7005 Southfront Road

Livermore, California  94551

Re:                   FormFactor, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance pursuant to the 2002 Equity Incentive Plan (the “2002 EIP”) and pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) of up to 2,888,092 shares of common stock, $0.001 par value (“EIP Shares”), of FormFactor, Inc., a Delaware corporation (the “Company”), and the proposed issuance pursuant to the 2002 Employee Stock Purchase Plan (the “2002 ESPP” and together with the EIP, the “Plans”) and the Registration Statement of up to 504,879 shares of common stock, $0.001 par value (the “ESPP Shares” and together with the EIP Shares, the “Shares”), of the Company.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the Shares to be issued by the Company pursuant to the applicable Plan are duly authorized, and, when issued in accordance with the provisions of the applicable Plan and the Registration Statement, will be legally issued, fully paid, and nonassessable.

In rendering this opinion, we have assumed that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and sold, (ii) the Shares to be sold are issued in accordance with the terms of the applicable Plan, (iii) the Company receives the full consideration for the Shares as stated in the applicable Plan, (iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s Common Stock, and (v) all applicable securities laws are complied with.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including any prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

Orrick, Herrington & Sutcliffe LLP